UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2011

KINGOLD JEWELRY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15819 (Commission File Number)	13-3883101 (I.R.S. Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC	430023

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011) 86 27 65660703

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2011, Wuhan Kingold Jewelry Company Limited, the controlled subsidiary of Kingold Jewelry, Inc., borrowed an aggregate of RMB40,000,000 (equivalent to approximately $6.3 million) from CITIC Bank Corporation Limited under two Working Capital Loan Contracts (the “Loan Contracts”), each between Wuhan Kingold Jewelry Company Limited and CITIC Bank Corporation Limited, dated as of November 29, 2011 but effective December 13, 2011.  The maturity date of each of the loans is November 29, 2012 and the loans have an interest rate of 7.34%. The loans are secured by buildings, plant and machinery. The repayment of the loans may be accelerated under certain conditions, including upon a default of principal or interest payment when due, breach of representations or warranties, certain cross-defaults,  upon the occurrence of certain material events affecting the financial viability of Wuhan Kingold Jewelry Company Limited, and other customary conditions.

Copies of each of the Loan Contracts are filed herewith as Exhibits 10.1 and 10.2, respectively.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Loan Contracts.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Working Capital Loan Contract (English translation) dated November 29, 2011 between Wuhan Kingold Jewelry Company Limited and CITIC Bank Corporation Limited
10.2	Working Capital Loan Contract (English translation) dated November 29, 2011 between Wuhan Kingold Jewelry Company Limited and CITIC Bank Corporation Limited

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
Name: Bin Liu
Title: Chief Financial Officer

Date:      December 19, 2011